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EXHIBIT 21

ECHOSTAR CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of December 31, 2013

Legal Entity	State or Country of Incorporation	% Ownership
EchoStar Technologies L.L.C.	Texas	100%
Hughes Satellite Systems Corporation	Colorado	100%
Hughes Communications, Inc.	Delaware	100%	(1)
EchoStar Satellite Services L.L.C	Colorado	100%	(1)
EchoStar Technologies International Corporation	Colorado	100%
EchoStar Operating Corporation	Colorado	100%
Troppus Software Corporation	Delaware	100%
Sling Media, Inc.	Delaware	100%
EchoStar 77 Corporation	Delaware	100%	(1)
EchoStar Satellite Operating Corporation	Colorado	100%	(1)

(1)
Subsidiary of Hughes Satellite Services Corporation

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  EXHIBIT 21
ECHOSTAR CORPORATION AND SUBSIDIARIES LIST OF SUBSIDIARIES As of December 31, 2013